Exhibit 99.2

11000 Equity Drive, #300

Houston, TX 77041-8240

NYSE: SPN

(281) 999-0047

FOR FURTHER INFORMATION CONTACT:

David Dunlap, President and CEO, (281) 999-0047;

Robert Taylor, CFO or Greg Rosenstein, EVP, (504) 587-7374

Superior Energy Services, Inc. Announces Executive Management Promotions

Houston, TX – February 7, 2012 – Superior Energy Services, Inc. (NYSE: SPN) announced today that its Board of Directors has elected Brian Moore as Senior Executive Vice President, and Westy Ballard and Greg Rosenstein as Executive Vice Presidents.

Mr. Moore, 55, will serve as Senior Executive Vice President of North America Services, overseeing the Company’s completion and production service lines. From March 2007 until the merger between Complete Production Services, Inc. and Superior, Mr. Moore was President and Chief Operating Officer of Complete, and was with Complete and its predecessor companies since April 2004. He has more than 30 years of management and operations experience in the North American energy industry.

Mr. Ballard, 40, will serve as Executive Vice President of International Services, focusing on developing and building out the Company’s core services in international markets. Mr. Ballard has served as Vice President of Corporate Development since joining the Company in June 2007. Prior to joining Superior, Mr. Ballard spent six years working in private equity.

Mr. Rosenstein, 44, will serve as Executive Vice President of Corporate Development with responsibilities for corporate planning/M&A, investor relations and corporate marketing. Rosenstein will continue to be the main point of contact for investor relations matters and continue to serve as the Company’s Corporate Secretary. Mr. Rosenstein most recently served as Vice President of Investor Relations, and has been with the Company since March 2000. He has more than 15 years of experience in the energy industry.

David Dunlap, President and Chief Executive Officer of Superior, stated, “By establishing these executive management level functions, I believe we have a structure in place that will support our long-term strategies and can endure as we grow. Brian, Westy and Greg have been successful in their prior roles and responsibilities, and I look forward to their contributions as we leverage our diverse suite of products and services to enhance our North American market position and continue our international expansion strategy.”

Superior Energy Services, Inc. serves the drilling, completion and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated completion and well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.

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